As filed with the Securities and Exchange Commission on March 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TATA MOTORS LIMITED

(Exact name of Registrant as specified in its charter)

Republic of India	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of registrant’s name into English)	(IRS Employer Identification Number)

Bombay House

24, Homi Mody Street

Mumbai 400 001, India

Telephone: +91 22 6665 7219

Facsimile: +91 22 6665 7260

(Address and telephone number of registrant’s principal executive offices)

Tata Incorporated

c/o Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

United States of America

Tel: +1 (212) 808-7605

(Name, address and telephone number of agent for service)

With copy to:

William Y. Chua, Esq.

Sullivan & Cromwell

28th Floor

Nine Queen’s Road Central

Hong Kong

Telephone: +852 2826-8688

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value Rs.2 per share(1)	(2)	(2)	(2)	(2)
Rights to subscribe for Ordinary Shares (including rights to subscribe for ordinary shares represented by American Depositary Shares)(1)	(2)(3)	None	None	None
‘A’ Ordinary Shares, par value Rs.2 per share	(2)	(2)	(2)	(2)
Rights to subscribe for ‘A’ Ordinary Shares	(2)	None	None	None

(1)	The Ordinary Shares may be represented by American Depositary Shares, or ADSs, each representing five Ordinary Shares, to be issued upon deposit of Ordinary Shares being registered hereby. The ADSs have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-144115) filed on June 28, 2007, or will be registered pursuant to a further registration statement on Form F-6.
(2)	An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of the entire registration fee.
(3)	Includes rights to subscribe for ADSs. No separate consideration will be received for the rights registered hereby.

PROSPECTUS

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Rights to Subscribe for Ordinary Shares

(including rights to subscribe for American Depositary Shares)

‘A’ Ordinary Shares

Rights to Subscribe for ‘A’ Ordinary Shares

From time to time, we may offer, issue and sell Ordinary Shares, American Depositary Shares, or ADSs, representing Ordinary Shares, rights to subscribe for Ordinary Shares (including rights to subscribe for ADSs), ‘A’ Ordinary Shares, and rights to subscribe for ‘A’ Ordinary Shares in one or more offerings. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission, or the SEC. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the SEC. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange, or NYSE, and trade under the symbol “TTM”. Our Ordinary Shares and ‘A’ Ordinary Shares are listed on the Bombay Stock Exchange, or BSE, and trade under the codes 500570 and 570001, respectively and the National Stock Exchange of India Ltd., or NSE, and trade under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively. On March 27, 2015, the closing price of our ADSs on the NYSE was US$44.00 per ADS, the closing price of our Ordinary Shares on the BSE was Rs.535.75 per share, the closing price of our Ordinary Shares on the NSE was Rs.535.35 per share, the closing price of our ‘A’ Ordinary Shares on the BSE was Rs.316.20 per share and the closing price of our ‘A’ Ordinary Shares on the NSE was Rs.316.50 per share.

We may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis.

Investing in our securities involves risks. You should carefully consider the information included under the heading “Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2014, filed with the SEC as well as the risk factors included in the applicable prospectus supplement.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 30, 2015.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we offer securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information”. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information”.

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

In this prospectus:

•	References to “we”, “our”, “our company” and “us” are to Tata Motors Limited and its consolidated subsidiaries, except as the context otherwise requires and references to “TML India” are to Tata Motors Limited as a standalone entity;

•	References to “dollar”, “U.S. dollar” and “US$” are to the lawful currency of the United States of America; references to “Indian rupees” and “Rs.” are to the lawful currency of India;

•	References to “IFRS” are to International Financial Reporting Standards and its interpretations as issued by International Accounting Standards Board; and references to “Indian GAAP” are to accounting principles generally accepted in India;

•	References to an “ADS” are to an American Depositary Share, each of which represents five of our Ordinary Shares of Rs.2 each, and references to an “ADR” are to an American Depositary Receipt evidencing one or more ADSs;

•	References to “Shares” are to the Ordinary Shares and the ‘A’ Ordinary Shares unless otherwise specifically mentioned to the contrary;

•	References to a particular “Fiscal” year, such as “Fiscal 2014”, are to our fiscal year ended on March 31 of that year; and

•	“Companies Act” refers to the Indian Companies Act, 2013 and the Indian Companies Act, 1956, as the context requires; “Indian Companies Act, 2013” refers to the Indian Companies Act, 2013, to the extent in force pursuant to the notification of sections of the Indian Companies Act, 2013, along with relevant rules made thereunder; “Indian Companies Act 1956” refers to the Indian Companies Act, 1956 (without reference to the provisions thereof that have ceased to have effect upon notification of the sections of the Indian Companies Act, 2013) along with the relevant rules made thereunder.

This prospectus contains translations of certain Indian rupee amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Certain financial data as of and for the nine months ended December 31, 2014 has been translated into U.S. dollars at US$1.00 = Rs.63.035, based on fixing rate in the City of Mumbai on December 31, 2014 for cable transfers in Indian rupees as published by the Foreign Exchange Dealers’ Association of India. We make no representation that the Indian rupee or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Indian rupees, as the case may be, at any particular rate or at all.

Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended or the Exchange Act, applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we may disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended March 31, 2014, or the Annual Report;

(2)	our report on Form 6-K furnished to the SEC on March 30, 2015 that contains the operating and financial review and prospects of Tata Motors Limited as of and for the nine months ended December 31, 2014 and the unaudited condensed consolidated financial statements of Tata Motors Limited as of and for the nine months ended December 31, 2014;

(3)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(4)	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus that are identified in such reports as being incorporated by reference in our registration statement on Form F-3.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Tata Motors Limited

24, Homi Mody Street

Mumbai 400 001, India

Attention: H.K. Sethna, Company Secretary

Telephone Number: +91 22 6665 7219

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “predict”, “target”, “forecast”, “guideline”, “should”, “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information—D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” of our Annual Report, which is incorporated in this prospectus by reference, and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in India, the United States, the United Kingdom and the rest of Europe, Russia, China or in any of the other countries where we operate;

•	fluctuations in the currency exchange rate against the functional currency of the respective consolidated entities;

•	accidents and natural disasters;

•	terms on which we finance our working capital and capital and product development expenditures and investment requirements;

•	implementation of new projects, including mergers and acquisitions, planned by management;

•	contractual arrangements with suppliers;

•	government policies including those specifically regarding the automotive industry, including industrial licensing, environmental regulations, safety regulations, import restrictions and duties, excise duties, sales taxes, value added taxes, product range restrictions, diesel and gasoline prices and road network enhancement projects;

•	significant movements in the prices of key inputs such as steel, aluminum, rubber and plastics; and

•	other factors beyond our control.

Forward-looking statements speak only as of the date they are made and are subject to change, and we do not intend, and do not assume any obligation, to update these forward-looking statements in light of new information or future events arising after the date of this prospectus and the documents incorporated into this prospectus by reference.

TATA MOTORS LIMITED

We are the largest automobile manufacturer in India in terms of revenue generated during Fiscal 2014. We estimate that over eight million vehicles produced by us are in operation in India as of the date hereof. We have a substantial presence in India and also have global operations in connection with production and sale of Jaguar and Land Rover premium brand passenger vehicles.

We were incorporated on September 1, 1945 as a public limited liability company under the Indian Companies Act VII of 1913 as Tata Locomotive and Engineering Company Limited and we received a certificate of commencement of business on November 20, 1945. Our name was changed to Tata Engineering and Locomotive Company Limited on September 24, 1960, and to Tata Motors Limited on July 29, 2003. Tata Motors Limited is incorporated and domiciled in India. We commenced operations as a steam locomotive manufacturer. This business was discontinued in 1971. Since 1954, we have been manufacturing automotive vehicles. The automotive vehicle business commenced with the manufacture of commercial vehicles under financial and technical collaboration with Daimler-Benz AG (now Daimler AG) of Germany. This agreement ended in 1969. We produced only commercial vehicles until 1991, when we started producing passenger vehicles as well.

In June 2008, we acquired the Jaguar Land Rover business from Ford Motor Company. Jaguar Land Rover is a global automotive business, which designs, manufactures and sells Jaguar luxury sedans and sports cars and Land Rover premium all-terrain vehicles as well as related parts, accessories and merchandise. The Jaguar Land Rover business has internationally recognized brands, a product portfolio of award winning luxury performance cars and premium all-terrain vehicles, brand specific global distribution networks and research and development capabilities. As a part of our acquisition of the Jaguar Land Rover business, we acquired three major manufacturing facilities located in Halewood, Solihull and Castle Bromwich and two advanced design and engineering facilities located at Whitley and Gaydon, all in the United Kingdom, together with national sales companies in several countries.

In September 2004, we became the first company from India’s automotive sector to be listed on the NYSE. Our ADSs are traded on the NYSE under the symbol “TTM”. Our Ordinary Shares and ‘A’ Ordinary Shares are traded on the BSE under the codes 500570 and 570001, respectively, and the NSE under the symbols “TATAMOTORS” and “TATAMTRDVR”, respectively.

As of and for the nine months ended December 31, 2014, our consolidated assets were Rs.2,367,382.0 million (approximately US$37,556.6 million), our consolidated revenues were Rs.1,946,822.1 million (approximately US$30,884.8 million) and our consolidated net income was Rs.112,970.3 million (approximately US$1,792.2 million).

Our principal executive offices are located at Bombay House, 24, Homi Mody Street, Mumbai 400 001, India. Our telephone number is +91-22-6665-8282 and our website address is www.tatamotors.com. The information contained in our website does not constitute a part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Prospective investors should carefully consider the risk factors incorporated by reference to our most recent annual report on Form 20-F, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements.

THE SECURITIES

We may from time to time offer under this prospectus:

•	Ordinary Shares, which may be represented by ADSs;

•	rights to subscribe for Ordinary Shares, including rights to subscribe for ADSs;

•	‘A’ Ordinary Shares; and

•	rights to subscribe for ‘A’ Ordinary Shares.

DESCRIPTION OF ORDINARY SHARES AND ‘A’ ORDINARY SHARES

The following description of our share capital is a summary of the material terms of our Memorandum and Articles of Association and Indian corporate law regarding our Shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read our Memorandum of Association and Articles of Association, as amended, copies of which are filed with the SEC as an exhibit to our annual report on Form 20-F for the year ended March 31, 2005, filed on September 28, 2005 and our annual report on 20-F for the year ended March 31, 2014, filed on July 31, 2014. The following description is qualified in its entirety by reference to our Memorandum and Articles of Association and applicable law.

The rights of shareholders described in this section are available only to our shareholders. For the purposes of this prospectus, a “shareholder” means a person who holds our certificated Shares or is recorded as a beneficial owner of our Shares with a depository pursuant to the Depositories Act, 1996, as amended, or the Depositories Act. Investors who purchase the ADSs will not be our shareholders and will not be directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of an Indian company by Indian law. Our Shares are in registered physical form as well as non-physical or book-entry form. Investors are entitled to receive dividends and to exercise the right to vote in accordance with the deposit agreement. For additional information on the ADSs, see “Description of American Depositary Shares”.

INVESTORS WHO PURCHASE THE ADSs IN ANY OFFERING MUST LOOK SOLELY TO THE DEPOSITARY BANK FOR THE PAYMENT OF DIVIDENDS, FOR THE EXERCISE OF VOTING RIGHTS ATTACHING TO THE SHARES REPRESENTED BY THEIR ADSs AND FOR ALL OTHER RIGHTS ARISING IN RESPECT OF THE SHARES.

Authorized and Issued Share Capital

Our authorized share capital is Rs.39 billion divided into:

•	3.5 billion Ordinary Shares of par value Rs.2 each, of which 2,736,713,122 are issued, subscribed and fully paid, 484,470 are issued but held in abeyance and 68,740 are issued but partially paid up as of the date of this prospectus;

•	1 billion ‘A’ Ordinary Shares of par value Rs.2 each, of which 481,966,945 are issued, subscribed and fully paid and 239,570 are issued but held in abeyance as of the date of this prospectus; and

•	300 million Convertible Cumulative Preference Shares of par value Rs.100 each; however, the Convertible Cumulative Preference Shares have not been issued.

None of our Shares are held by or on behalf of TML India or any subsidiary of TML India.

Alteration of Share Capital and Pre-Emptive Rights

Our authorized capital is set forth in Clause V of our Memorandum of Association and may be increased by a special resolution passed by our shareholders.

In accordance with the Articles of Association, we may increase our subscribed share capital by issuing new shares on such terms and with such rights as we, by action of shareholders in a general meeting, determine. Such shares are generally required to be offered to existing shareholders on the applicable record date in proportion to the amount paid-up on these shares at that date. However, we may also offer such shares to any persons if authorized pursuant to a special resolution. The issuance of shares upon conversion of our outstanding convertible notes has been duly approved by a special resolution of our shareholders and our shareholders have waived their pre-emptive rights with respect to these shares.

Our Articles of Association provide that, by a special resolution passed at the general meeting, we may consolidate or subdivide our share capital, convert all or any of our fully paid-up shares into stock and re-convert that stock into fully paid-up shares or cancel shares which have not been taken up by any person. We may also from time to time by special resolution reduce its capital. Our board of directors, which we refer to hereafter as the Board of Directors or the Board, may also alter our share capital through a buy-back of shares as prescribed under the Securities and Exchange Board of India, or SEBI, regulations and guidelines and the Companies Act. Please see “—Acquisition of Our Own Shares” for further details on our ability to buy back shares.

Under the Companies Act, as well as our Articles of Association, if our share capital is divided into different classes of shares, all or any of the rights or privileges attached to each class of shares may be varied, modified, abrogated or dealt with, with the consent in writing of the holders of not less than three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class. Our Articles of Association further provide that the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly prohibited by the terms of the issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu thereto.

The Companies Act allows a company to issue shares with differential rights as to dividends, voting or otherwise subject to the authority in its articles of association and other conditions prescribed under the applicable law. In this regard, the applicable laws in India provide that a company may issue shares with differential voting rights, if:

•	such issuance is authorized by its shareholders through a postal ballot;

•	the company has distributable profits in terms of the Companies Act for a period of three financial years;

•	the company has not defaulted in filing financial statements and annual returns for the immediately preceding three years;

•	the articles of association of such company allow for the issuance of such shares with differential voting rights; and

•	certain other conditions set forth in the Companies (Share Capital and Debentures) Rules, 2014 are fulfilled.

In accordance with our Articles of Association, we may issue Ordinary Shares with differential rights as to voting and/or dividends up to an amount not exceeding 25% of the total issued Ordinary Share capital of the Company or such other limit as may be prescribed by applicable laws, rules or regulations. An amendment to the Companies (Share Capital and Debenture) Rules, 2014 on June 18, 2014 clarified that the Companies Act, 1956 continues to govern equity shares with differential rights issued thereunder.

Convertible Securities/Warrants

We may issue from time to time debentures that are partly and fully convertible into shares at the time of redemption, provided that such issuance is approved by a special resolution passed at a general meeting of our company as prescribed under the Companies Act.

Calls on Shares

Under the Companies Act, as well as our Articles of Association, the Board of Directors may from time to time make such calls as they think fit upon the members of our company in respect of all moneys unpaid on the shares held by them respectively and each member is required to pay the amount of every call so made on them to our company. Under the Companies Act, a capital call on a particular class of shares shall be made on a uniform basis on all shares falling under such class.

Share Options

We have not issued any share options to our directors, officers and employees and no options remain outstanding as of the date of this prospectus.

Dividends

Subject to certain conditions laid down under the Companies Act, no dividend can be declared or paid by a company for any fiscal year except out of the profits of the company for that fiscal year and/or any previous fiscal year(s) that remain undistributed or out of money provided by the Government of India or an Indian state government for payment of dividends by the company through a guarantee given by that government.

Under the Companies Act, unless the board of directors of a company recommends the payment of a dividend, the shareholders at a general meeting have no power to declare any dividend. Under our Articles of Association, the shareholders at a general meeting may declare a lower, but not higher, dividend than that recommended by the Board. Dividends are generally declared as a percentage of the par value. The Board may declare and pay interim dividends.

Under the Companies Act, dividends can only be paid in cash to shareholders listed on the register of shareholders on the date which is specified as the “record date” or “book closure date”. No shareholder is entitled to a dividend while any lien in respect of unpaid calls on any of their shares is outstanding.

Under the Companies Act, in the event of inadequacy or absence of profits during a fiscal year, a company may pay a dividend not exceeding the average rates at which dividend was declared by it in the immediately preceding three years, calculated on a standalone basis. Dividends payable out of the undistributed, accumulated profits of a company from any prior fiscal year(s) should not exceed 10% of the paid-up capital and free reserves as stated in the latest audited financial statement, after setting off losses incurred in the fiscal year in which the dividend is declared, on a standalone basis. The balance of reserves after such withdrawal must not be below 15% of the paid-up share capital as stated in the latest audited financial statements on a standalone basis. Furthermore, no company may declare a dividend unless carried over previous losses and depreciation not provided for in previous years are set off against profits of the company of the current year on a standalone basis.

The holders of ‘A’ Ordinary Shares are entitled to receive dividends for any fiscal year at a rate that is five percentage points more than the aggregate rate of dividend declared on Ordinary Shares for that fiscal year.

Capitalization of Reserves and Issue of Bonus Shares

Our Articles of Association permit us to act by a resolution of our shareholders at a general meeting to capitalize amounts standing to the credit of reserves or securities premium by issuing fully paid bonus shares (also referred to as a share dividend) or by crediting unpaid amounts on shares that have not been fully paid-up. However, any amount standing to the credit of a share premium account or capital redemption reserve account may only be applied in crediting payment of capital on shares of our company to be issued to shareholders as fully paid bonus shares. Bonus shares must be issued pro rata to the amount of capital paid-up on existing shareholdings. Any issue of bonus shares would be subject to the guidelines issued by the SEBI and the provisions of the Companies Act.

General Meetings of Shareholders

Annual General Meetings

We are required to hold an annual general meeting each year and not more than 15 months should elapse between each annual general meeting. The annual general meeting should be held within a period of six months from the date of closing of the fiscal year, unless extended by a period not exceeding three months by the Registrar of Companies at our request for any special reason.

Extraordinary General Meetings

Our Board of Directors may convene an extraordinary general meeting of shareholders when necessary or at the request of a shareholder or shareholders holding in aggregate not less than one-tenth of our paid-up share capital.

Notices

Written notices convening a meeting (including an annual general meeting or an extraordinary general meeting) setting forth the date, place and agenda of the meeting must be given to members at least 21 days prior to the date of the proposed meeting. A general meeting may be called after giving shorter notice if consent is received in writing or in electronic mode by not less than 95% of the shareholders entitled to vote at such meeting. We provide written notices of general meetings to all shareholders and, in addition, provide public notice of general meetings of shareholders in a daily newspaper of general circulation as prescribed under the Companies Act.

Quorum

The quorum required for a general meeting of our company under the Companies Act is five, 15 or 30 shareholders personally present, depending on whether the total number of shareholders on the date of the meeting is less than 1,000, is between 1000 and 5000, or exceeds 5000, respectively.

Scope of General Meetings

Certain matters may not be transacted at a general meeting and instead must be authorized by a resolution passed by means of a postal ballot. These matters include, among others:

•	alteration of the objects clause in a memorandum of association;

•	alteration of articles of association in order to constitute as a private company;

•	change in place of registered office outside the local limits of any city, town or village;

•	change in objects for which a company has raised money from public through a prospectus;

•	issue of shares with differential rights as to voting, dividends or otherwise;

•	variation in the rights attached to a class of shares or debentures or other securities;

•	sale of the whole or substantially the whole of an undertaking of a company;

•	buy-back of shares of a company; and

•	granting loans or extending guarantees in excess of limits prescribed under the Companies Act and the rules issued thereunder.

A notice to all the shareholders shall be sent along with a draft resolution explaining the reasons for the action and requesting them to send their assent or dissent in writing on a postal ballot form or through an electronic voting facility within a prescribed number of days from the date of posting the notice. Such notice shall also be placed on the website of a company after such notice is sent to shareholders and shall remain on the website until the last date of receipt of postal ballot from members.

Voting Rights

Methods of Voting

At a general meeting, unless a poll is demanded or voting is carried out electronically (including when mandated by Indian law), resolutions at a general meeting are decided by a show of hands, where each member present has one vote. Before or upon the declaration of the result of the voting on any resolution on a show of hands, a poll may be ordered to be taken by the chairman of the meeting or demanded by shareholder(s) holding at least one-tenth of the voting rights in respect of the resolution or aggregate paid-up capital of at least Rs.500,000. Upon a poll, each shareholder entitled to vote and present in person or by proxy shall have voting rights in the same proportion as the capital paid-up on each share held by such holder bears to the total paid-up capital of our company.

Under the provisions of the revised Equity Listing Agreement entered into with the BSE and the NSE, every listed company in India is required to provide its shareholders with the facility to exercise their right to vote by electronic means either at a general meeting of the company or by means of a postal ballot. Furthermore, pursuant to the Companies Act, any company having not less than 1,000 shareholders shall provide its members facility to exercise right at general meetings by electronic means. Accordingly, our company provides such electronic voting facility to all of our shareholders.

Holders of ADSs are not entitled to attend or vote at general meetings. Holders of ADSs may exercise voting rights with respect to the Ordinary Shares represented by ADSs only in accordance with the provisions of our deposit agreement relating to the ADSs and Indian law. See “Description of American Depositary Shares—Voting Rights” for additional details on the rights of holders of ADSs.

Where a resolution is put to vote on a poll, such voting entitlement (excluding fractions, if any), will be applicable to holders of ‘A’ Ordinary Shares. As per the terms of issue, holders of the outstanding ‘A’ Ordinary Shares shall be entitled to one vote for every ten ‘A’ Ordinary Shares held. Where a resolution is put to vote in the meeting and is to be decided on a show of hands, the holders of ‘A’ Ordinary Shares shall be entitled to the same number of votes as available to holders of Ordinary Shares.

Ordinary and Special Resolutions

Ordinary resolutions may be passed by simple majority of those shareholders present and voting at the meeting. Certain matters are required to be authorized by special resolutions, which require that the votes cast in favor of the resolution must be at least three times the votes cast against the resolution. Matters requiring action by special resolution include the following:

•	alteration of the Memorandum of Association and Articles of Association;

•	varying the terms of contract or objects in the prospectus;

•	issuance of global depositary receipts or sweat equity shares;

•	variation of shareholders’ rights;

•	reduction of share capital;

•	buy-back of our shares;

•	sale, lease or other disposal of the whole or substantially the whole of the undertaking of our company;

•	investment in trust securities of the amount of compensation received by us as a result of any merger or amalgamation;

•	borrowing money in excess of our paid-up share capital and free reserves;

•	winding-up or schemes of amalgamation; and

•	removal of statutory auditors.

Our Articles of Association do not permit cumulative voting for the election of our directors.

Voting by Proxy

A person may act as proxy on behalf of members not exceeding 50 and holding in the aggregate not more than 10% of our total share capital carrying voting rights, provided that a member holding more than 10% of our total share capital carrying voting rights may appoint a single person as a proxy and such person shall not act as a proxy for any other person or shareholder. A shareholder may exercise his or her voting rights by proxy to be given in the form prescribed under the Companies Act. The instrument appointing a proxy is required to be lodged with us at least 48 hours before the time of the meeting. A shareholder may, by a single power of attorney, grant a general power of representation regarding several general meetings of shareholders. Any of our shareholders may appoint a proxy. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at general meetings. A proxy may not vote except on a poll and does not have a right to speak at meetings. An authorized representative shall be entitled to exercise same rights and powers, including right to vote by proxy and by postal ballot on behalf of a body corporate which it represents.

Election of Directors

Under our Articles of Association, the number of our directors may not be less than three or more than 15. The Board of Directors is constituted by 10 members as of the date of this prospectus. Appointments of new directors are made through a majority vote of the full Board and approved by a simple majority of our shareholders in attendance at each year’s annual general meeting provided that a quorum is met.

Qualification

Under our Articles of Association, a director is not required to hold any qualification shares. Our Articles of Association do not prescribe an age limit for the retirement of the directors. As per the Revised Guidelines (2012) adopted by our Board, executive directors must retire at the age of 65, independent directors must retire at the age of 75 and other non-executive directors must retire at the age of 70 (subject to them meeting the transition clause). Moreover, as per the Board guidelines, the maximum tenure in case of non-executive directors is nine years and the Board may, based on, among other things, the merit and contribution of each director, grant further tenure.

In addition, under the Companies Act and the Equity Listing Agreement, every listed company is required to appoint at least one female director on the board of directors of the company by April 1, 2015. Our company is in compliance with this requirement as of the date of this prospectus.

Term

At the annual general meeting in each year, one-third of the directors, being those who have held their position the longest since their appointment, retire by rotation. Under the Companies Act, an independent director holds office for a term of up to five consecutive years on the board of a company and would not be liable to retire by rotation. An independent director would be eligible to be re-appointed for an additional five-year term upon passing of a special resolution by our company. Re-appointment of an independent director is effective upon fulfilling the conditions to appoint a director as described above. No independent director may hold office for more than two consecutive terms of five years each. An independent director may become eligible for re-appointment after the expiration of three years of ceasing to become an independent director, provided that he/she is not directly or indirectly associated with our company during such three-year period.

Register of Shareholders and Record Dates

We are obliged to maintain a register of shareholders at our registered office or at some other place in Mumbai. The register and index of our beneficial owners maintained by a depository under the Depositories Act, 1996 is deemed to be the index of members and register of shareholders. We recognize as shareholders only those persons who appear on our register of shareholders and we cannot recognize any person holding any share or part of it upon any trust, express, implied or constructive, except as permitted by law. In the case of shares held in physical form, we register transfers of shares on the register of shareholders upon lodgment of the share transfer form duly stamped and completed in all respects accompanied by a share certificate, or if there is no certificate, the letter of allotment in respect of shares transferred together with duly stamped and completed transfer forms. In respect of electronic transfers, the depository transfers shares by entering the name of the purchaser in its books as the beneficial owner of the shares. In turn, we enter the name of the depository in our records as the registered owner of the shares. The beneficial owner is entitled to all the rights and benefits as well as the liabilities with respect to the shares that are held by the depository. This activity is done by the registrar and transfer agent of our company.

For the purpose of determining the shareholders, the register may be closed for periods not exceeding 45 days each year and not exceeding 30 days at any one time, subject to prior notice of at least seven days or such lesser period as may be specified by SEBI for listed companies in India. In order to determine the shareholders entitled to dividends, we generally keep the register of shareholders closed for approximately 21 days each year. Under the listing regulations of the stock exchanges on which our outstanding shares are listed, we may, upon at least seven working days’ advance notice to such stock exchanges, set a record date and/or close the register of shareholders in order to ascertain the identity of shareholders entitled to the dividend. The trading of shares and the delivery of certificates in respect thereof may continue while the register of shareholders is closed.

Indian Annual Report and Financial Results

Our Indian GAAP audited financial statements for the relevant fiscal year, the directors’ report and the auditors’ report, which are collectively referred to hereafter as the Indian Annual Report, must be prepared before the annual general meeting. The Indian Annual Report also includes other financial information, a corporate governance section, a management discussion and analysis report, and general shareholders’ information and is made available for inspection at our registered office during normal working hours for 21 days prior to our annual general meeting.

Under the Companies Act, we are required to file an annual general meeting report with the Registrar of Companies within 30 days from the date of the annual general meeting. As required under listing agreements with the applicable stock exchanges, copies of the annual general meeting report are required to be simultaneously sent to all the stock exchanges on which our shares are listed. The annual general meeting report details shall include, among other things, the number of shareholders attending the meeting, the business that was transacted, the time and location of the meeting, a confirmation of quorum and a summary of the proceedings of the meeting. We must also publish our financial results in at least one national English language daily newspaper in India, one newspaper published in the language of the region where our registered office is situated, as well as on our website.

We submit information, including our Indian Annual Report and half-yearly financial statements, in accordance with the requirements of our listing agreements with the BSE and the NSE.

Transfer of Shares

Shares held through depositories are transferred in book-entry form or in electronic form in accordance with SEBI regulations, which govern the functioning of the depositories and participants, prescribe record keeping requirements and safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depository are exempt from stamp duty. We have entered into an agreement for these depository services with National Securities Depository Limited and the Central Depository Services (India) Limited.

The SEBI requires that all investors hold our Shares in book-entry form for trading and settlement purposes, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange.

Our Shares are freely transferable, subject only to the provisions of the Companies Act under which, if a transfer of securities is in contravention of any of the provisions of the Securities Contracts (Regulation) Act, 1956, the Securities and Exchange Board of India Act, 1992 or the Companies Act or any other law for the time being in force, the Company Law Board, or CLB, may, on an application made by the depository, company, depository participant, the holder of the securities or the SEBI, direct any company or a depository to set right the contravention and rectify its register or records concerned. If a company without sufficient cause refuses to register a transfer of Shares within one month from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the CLB seeking to register the transfer of Shares. The CLB may after hearing the parties, either dismiss the appeal, or by order direct that the transfer or transmission shall be registered by the company and the company shall comply with such order within a period of ten days of the receipt of the order; or direct rectification of the register and also direct the company to pay damages, if any, sustained by any party aggrieved.

Pursuant to the Equity Listing Agreement with the BSE and the NSE, in the event we have not effected the transfer of Shares within 15 days or where we have failed to communicate to the transferee any valid objection to the transfer within the stipulated time period of 15 days, we are required to compensate the aggrieved party for the opportunity loss caused during the period of the delay.

The Companies Act provides that the securities or other interest of any member of a public company (such as our company) shall be freely transferable. Our Articles of Association provide for restrictions on the transfer of shares, including granting power to the Board of Directors in certain circumstances to refuse to register or acknowledge transfer of shares or other securities issued by us. However, under the Companies Act these transfer restrictions are not enforceable, however, transfer restrictions may be enforceable under contract law as between two or more parties to a contract or an arrangement.

Acquisition of Our Own Shares

Under the Companies Act, companies may purchase their own shares or other specified securities out of their free reserves or their securities premium account or the proceeds of any shares or other specified securities (other than the kind of shares or other specified securities proposed to be bought back) subject to the following conditions:

•	the buy-back is authorized by the articles of association;

•	a special resolution is passed at the general meeting authorizing the buy-back;

•	the buy-back is 25% or less of the aggregate paid-up capital and free reserves, provided that buy-back of equity shares is limited to 25% of the total equity capital in that fiscal year;

•	the ratio of the aggregate of secured and unsecured debts owed by the company after buy-back is not more than twice the paid-up capital and its free reserves;

•	all the shares or other specified securities for buy-back are fully paid-up;

•	the buy-back of the shares or other specified securities listed on any recognized stock exchange is in accordance with the regulations made by SEBI in this regard; and

•	the buy-back in respect of shares or other specified securities other than those specified in clause (vi) above is in accordance with the Companies (Share Capital and Debentures) Rules 2014.

The condition mentioned in clause (ii) above would not be applicable if the buy-back is for less than 10% of the total paid-up equity capital and free reserves of the company provided it has been authorized by the board of directors of the company. A company buying back its securities is required to extinguish and physically destroy the securities so bought back within seven days of the date of completion of the buy-back. Moreover, a company buying back its securities is not permitted to buy-back any securities for a period of one year from the buy-back or to issue further securities of the same kind for six months except by way of bonus issue or in the discharge of subsisting obligations such as conversion of warrants, share option schemes, sweat equity or conversion of preference shares or debentures into equity. Every buy-back has to be completed within a period of one year from the date of passing of the special resolution or resolution of the board of directors, as the case may be.

A company is also prohibited from purchasing its own shares or specified securities through any subsidiary company or through any investment company, or if the company has defaulted on the repayment of deposit or interest, redemption of debentures or preference shares, payment of dividend to a shareholder, repayment of any term loan or interest payable thereon to any financial institution or bank, or in the event of non-compliance with other provisions of the Companies Act. However, if the default in relation to any such repayment has been remedied and a period of three years has lapsed after the default has been remedied, buy-back is not prohibited.

Liquidation Rights

Subject to our statutory duties, the rights of creditors, workmen and of the holders of any other shares entitled by their terms of issue to preferential repayment over our shares, in the event of our winding-up, the holders of our shares are entitled to be repaid the amounts of capital paid-up or credited as paid-up on such shares, or in case of shortfall, proportionately. All surplus assets after payment of our statutory duties, amounts due to workmen, the holders of any preference shares and other creditors belong to the holders of the equity shares in proportion to the amount paid-up or credited as paid-up on these shares respectively at the commencement of the winding-up.

Rights of Holders of ‘A’ Ordinary Shares:

Holders of ‘A’ Ordinary Shares are entitled to enjoy all rights and privileges that are enjoyed by holders of Ordinary Shares pursuant to applicable law and under our Articles of Association, with certain differences with respect to dividend and voting entitlements as further summarized below. Holders of our ‘A’ Ordinary Shares have the following rights:

•	Right to receive dividends, if declared. ‘A’ Ordinary Shareholders are entitled to receive dividends for any fiscal year at a rate that is five percentage points higher than the aggregate rate of dividends declared on Ordinary Shares for that fiscal year.

•	Right to attend general meetings and class meetings of all Ordinary Shareholders (including a meeting called in relation to any scheme under Sections 391/394 of the Companies Act) and exercise voting powers, unless prohibited by law.

•	If any resolution at any such meeting is put to vote by a show of hands, each ‘A’ Ordinary Shareholder is entitled to one vote, which is the same number of votes as available to holders of Ordinary Shares.

•	If any resolution at any such meeting is put to vote on a poll, or if any resolution is put to vote by postal ballot, each ‘A’ Ordinary Shareholder is entitled to one vote for every ten ‘A’ Ordinary Shares held. Fractional voting rights of ‘A’ Ordinary Shareholders are disregarded. For example, if an ‘A’ Ordinary Shareholder holds 39 ‘A’ Ordinary Shares, such holder will be entitled to three votes. If an ‘A’ Ordinary Shareholder holds less than ten Ordinary Shares, such holder will not be entitled to vote on a poll. The class of Ordinary Shareholders includes Ordinary Shareholders and ‘A’ Ordinary Shareholders.

•	The right to vote may be exercised by the ‘A’ Ordinary Shareholders in person or by proxy.

•	Right to receive offers for shares through a rights issue and be allotted bonus shares. Holders of ‘A’ Ordinary Shares are only entitled to further ‘A’ Ordinary Shares and such rights or bonus issue shall be made to holders of ‘A’ Ordinary Shares in amounts required to maintain the proportion of ‘A’ Ordinary Shares to Ordinary Shares prior to the issue.

•	In any scheme for amalgamation of TML India with or into any other entity which results in a share swap or exchange, holders of ‘A’ Ordinary Shares shall receive allotment as per the terms of such scheme and as far as possible receive shares with differential rights to voting or dividend of such other entity.

•	Where an offer is made to purchase the outstanding shares, voting rights, equity capital, share capital or voting capital of our company in accordance with SEBI (Substantial Acquisition of Shares and Takeovers) (Amendment) Regulation, 2013, or the Takeover Code, and other applicable laws, holders of ‘A’ Ordinary Shares shall have the right to receive an offer to purchase ‘A’ Ordinary Shares in the same proportion as offered to the holders of Ordinary Shares.

•	For example, where an offer is made under the Takeover Code to purchase 20% of our outstanding shares or voting rights or equity capital or share capital or voting capital, such offer shall also include an offer for 20% of the outstanding Ordinary Shares and 20% of the outstanding ‘A’ Ordinary Shares.

•	Furthermore, the pricing guidelines as specified under the Takeover Code or any other applicable laws in respect of offer for Ordinary Shares shall apply to an offer for ‘A’ Ordinary Shares and the percentage premium offered for the ‘A’ Ordinary Shares to its floor price shall be equal to the percentage premium offered for the Ordinary Shares to its floor price. The floor price for the Ordinary Shares and the floor price for the ‘A’ Ordinary Shares shall be determined in accordance with the Takeover Code.

•	All consideration to be received by the holders of ‘A’ Ordinary Shares in accordance with any such offer shall be paid in the same form and at the same time as that to be received by holders of Ordinary Shares.

•	For the purposes of the Takeover Code, the terms “shares”, “voting rights”, “equity capital”, “share capital” or “voting capital” means and includes Ordinary Shares and ‘A’ Ordinary Shares.

•	Where our company’s promoters or any other acquirer of our company proposes at any time to voluntarily delist the Ordinary Shares in accordance with the SEBI (Delisting of Securities) Guidelines, 2003 from the stock exchanges on which the Ordinary Shares are listed, such promoter or acquirer shall also make a delisting offer for the ‘A’ Ordinary Shares and the percentage premium offered for the ‘A’ Ordinary Shares to its floor price shall be equal to the percentage premium offered for Ordinary Shares to its floor price.

•	Where we make an offer to purchase our securities in accordance with the SEBI (Buy-Back) of Securities Regulations, 1998 and other applicable laws, holders of ‘A’ Ordinary Shares shall have the right to receive an offer in the same proportion and on equitable pricing terms as offered to the holders of Ordinary Shares.

•	Right to receive surplus on liquidation as available to holders of Ordinary Shares and in accordance with the proportion of Ordinary Shares to ‘A’ Ordinary Shares;

•	Right to free transferability of ‘A’ Ordinary Shares; and

•	Such other rights as may be available to an ordinary shareholder of a listed public company under the Companies Act and articles of association.

The ‘A’ Ordinary Shares are not convertible into Ordinary Shares at any time. The ‘A’ Ordinary Shares will not at any time exceed 25% of our total issued share capital.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

On March 27, 2015, there were 2,736,713,122 Ordinary Shares outstanding. A total of 582,239,180 Ordinary Shares, representing 21.28% of all outstanding Ordinary Shares, were directly held by Citibank, N.A., as depositary (the “depositary”) for our ADS program, or by its custodian, Citibank, N.A., Mumbai Branch. As certain of the Ordinary Shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities. ADRs evidencing ADSs are deliverable by Citibank, N.A., as depositary, pursuant to the Amended and Restated Deposit Agreement, dated as of September 27, 2004, entered into by and among our company, Citibank, N.A., as depositary and the holders and beneficial owners from time to time of ADSs, pursuant to which the ADSs are issued, as amended and supplemented by Amendment No. 1 to Amended and Restated Deposit Agreement, dated as of December 16, 2009, hereinafter referred to as the deposit agreement. The depositary’s principal office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

The following is a summary of material provisions of the deposit agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which is an exhibit to the deposit agreement. Terms used herein and not otherwise defined have the meanings set forth in the deposit agreement. ADSs are issuable pursuant to the deposit agreement. Each ADS represents five Ordinary Shares (together with any additional Ordinary Shares at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, hereinafter referred to as the deposited securities). Only persons in whose names ADSs are registered on the books of the depositary will be treated by the depositary and us as ADS holders.

Dividends and Distributions

Distributions of Cash

The depositary will distribute to ADS holders any U.S. dollars available to it and transferable to the United States (after conversion of currency into U.S. dollars as provided in the deposit agreement) resulting from a cash dividend or other cash distribution or the net proceeds of sale of any deposited securities on an averaged or other practicable basis in proportion to the number of ADSs held as of the applicable record date, subject to:

•	appropriate reductions for taxes, duties or other governmental charges withheld; and

•	deduction of the applicable fees, charges of and expenses of and incurred by the depositary, including those incurred in (i) converting any foreign currency into U.S. dollars, to the extent that it determines that the conversion may be made on a practicable basis and (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that the transfer may be made on a practicable basis.

Distributions of Shares

In the case of a distribution in shares, the depositary may distribute ADSs representing the additional distributed shares to ADS holders in proportion to the number of ADSs held by them as of the applicable record date. In the alternative, and to the extent permissible under applicable law, the ADSs issued and outstanding after the record date shall also represent rights and interests in the additional integral number of shares distributed. In each case, the distribution shall be subject to the payment by the ADS holder of applicable fees and charges of, and expenses incurred by the depositary, as well as applicable taxes. In lieu of delivering fractional ADSs, the depositary shall sell the number of Ordinary Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms of a cash distribution. In the event that the depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the depositary is obligated to withhold, or, where no registration statement with respect to such distribution has been declared effective under the Securities Act, the depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the depositary deems necessary and practicable, and the depositary shall distribute the net proceeds of any such sale (after deduction of taxes as well as fees and charges of, and expenses incurred by, the depositary) to ADS holders upon the terms of a cash distribution.

Distributions of Rights

In the case of a distribution of rights to subscribe for additional shares, the depositary will make such rights available to ADS holders only where we have has requested that such rights be made available to ADS holders and the depositary has determined that such distribution is lawful and reasonably practicable and has received satisfactory documentation from us. The depositary will establish procedures to distribute the rights (by means of warrants or otherwise) to the ADS holders and, upon payment of the subscription price and of the applicable fees and charges of, and expenses incurred by, the depositary and taxes, deliver ADSs upon valid exercise of such rights.

If we request that the rights not be made available to ADS holders, the depositary determines that it is not reasonably practicable to make the rights available or the depositary fails to receive satisfactory documentation from us or any rights appear to be about to lapse, the depositary may sell such rights and the net proceeds of such sale will be distributed to the ADS holders upon the terms of a cash distribution if the depositary determines that such sale is lawful and reasonably practicable.

The depositary will allow the rights to lapse if it is unable to sell them or make them available to ADS holders as provided above.

There can be no assurance that ADS holders will be able to receive or exercise rights on the same terms and conditions as the holders of Ordinary Shares or at all. We have no obligation to file any registration statement in respect of any rights or shares or other securities to be acquired upon the exercise of such rights.

Elective Distributions

A distribution payable at the election of holders of Ordinary Shares in cash or in additional shares will be made available to ADS holders only where we have requested the same to be made available to ADS holders and the depositary has determined that such distribution is lawful and reasonably practicable and satisfactory documentation has been received. Depending on the ADS holder’s election, cash or additional ADSs will be distributed in accordance with the terms for distributions in cash or shares, as the case may be.

If we request that the elective distribution not be made available to ADS holders or the depositary determines it not reasonably practicable, or does not receive satisfactory documentation from us to make the distribution so available, the depositary will distribute to the ADS holders, either cash or additional ADSs, to the extent permitted by law, as determined on the same basis as used in India to determine the type of distribution in respect of Ordinary Shares for which no election is made.

There can be no assurance that ADS holders will receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

Other Distributions

In the case of distribution of property other than as described above, the depositary will make such distribution available to ADS holders only if we have requested the same to be made available and the depositary has determined that such distribution is lawful and reasonably practicable and has received satisfactory documentation from us. The depositary will distribute the property to the ADS holders in proportion to the number of ADSs held in such manner as it deems practicable upon receipt of payment of or net applicable fees and charges of the depositary or taxes withheld.

If we request the depositary not to make such distribution or the depositary determines that such distribution is not reasonably practicable, or does not receive satisfactory documentation from us, the depositary will sell the property and distribute to the ADS holders net proceeds of such sale. If the depositary is unable to conduct such sale, it may dispose of such property in any way it deems reasonably practicable and distribute the net proceeds to the holders. Any such distribution of net proceeds shall be made upon the terms of a cash distribution.

Changes Affecting Ordinary Shares

If there is any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary in exchange for, or in conversion of or replacement of or otherwise in respect of, such deposited securities shall, to the extent permitted by law, be treated as new deposited securities, and the ADRs shall, subject to the provisions of the deposit agreement and applicable law, evidence ADSs representing the right to receive such additional securities. The depositary may, with our approval, and shall, if we so request, subject to receipt of an opinion of our counsel satisfactory to the depositary, that such distributions are not in violation of any applicable laws or regulations, execute and deliver additional ADRs as in the case of a share dividend on the Ordinary Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs. In the event that any security so received may not be lawfully distributed to some or all ADS holders, the depositary may, with our approval, and shall, if we request, subject to receipt of an opinion of our counsel satisfactory to the depositary that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the net proceeds of such sales, net of fees and charges of, and expenses incurred by, the depositary and taxes, for the account of the ADS holders. The net proceeds may be allocated to ADS holders entitled to receive such securities on an averaged or other practical basis and distributed to ADS holders to the extent practicable.

The depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such securities available to ADS holders in general or to any ADS holder in particular, any foreign exchange exposure or loss incurred in connection with such sale or any liability to the purchaser of such securities.

Redemption

The Company has a right to redeem any of the deposited securities. The depositary will provide a notice of redemption rights to the ADS holders only upon 30 days’ prior notice being given by the Company with satisfactory documentation and the depositary has determined that the redemption is practicable. Upon receipt of the applicable redemption price, the depositary will retire the ADSs delivered by ADS holders and distribute the net proceeds. If less than all outstanding deposited securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the depositary.

Issuance of ADSs Upon Deposit of Ordinary Shares

Upon each deposit of shares and compliance with the other provisions of the deposit agreement, including the payment of the charges of the depositary and any taxes and governmental fees and charges owing, the depositary will issue the ADSs representing the Ordinary Shares deposited and will execute and deliver at its principal New York office an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which the person is entitled. The depositary shall only issue ADSs in whole numbers.

Transfer, Combination and Split Up of ADRs

Where there is a transfer, combination or spilt up of ADRs, the depositary will cancel the ADRs, execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs cancelled and deliver such new ADRs to the ADS holders, provided that:

•	the ADRs have been duly delivered by the ADS holder to the depositary;

•	in the case of a transfer, the surrendered ADRs have been properly endorsed or are accompanied by proper instruments of transfer;

•	the surrendered ADRs have been duly stamped if required by applicable law; and

•	all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid.

Withdrawal of Shares Upon Cancellation of ADSs

When ADS holders surrender their ADSs to withdraw the deposited securities, the depositary will, upon payment of applicable fees, charges and expenses and upon receipt of proper instructions, cancel the ADSs surrendered to it and deliver the underlying shares in accordance with the ADS holders’ instructions.

If the deposited securities include shares that have not been dematerialized and listed for trading on the BSE and the NSE, the shares withdrawn will be selected first from the shares that have been dematerialized and listed for trading on the BSE and the NSE and thereafter from the shares that have not been so dematerialized and listed. None of the custodian, the depositary or the Company will have any liability to any holder or beneficial owner of ADSs who receives, upon cancellation of ADSs, any shares that have not been dematerialized and listed for trading on the BSE and the NSE.

ADS holders are entitled to surrender outstanding ADSs to withdraw the deposited securities at any time subject only to:

•	temporary delays caused by closing the transfer books of our company or the depositary or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	payment of fees, taxes and similar charges;

•	compliance with any laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities; and

•	other circumstances specifically contemplated by Instruction I.A.(1) of the General Instructions to Form F-6 (as the same may be amended from time to time).

Voting Rights

ADS holders may not attend or directly exercise voting rights in shareholders’ meetings but ADS holders may instruct the depositary how to exercise the voting rights for the shares which underlie the ADSs. Each ADS represents five Ordinary Shares. After receiving voting materials from us, if requested by our company at least 21 days prior to the date of the vote or meeting, the depositary will notify the ADS holders of any shareholders’ meeting or solicitation of consents or proxies and a statement that describes how the ADS holders may instruct the depositary to exercise the voting rights for the shares that underlie their ADSs. In lieu of distributing the notice and materials, the depositary may, to the extent not prohibited by law or regulations, provide ADS holders with instructions on how the information can be retrieved or received for example, by reference to a website or a contact.

The depositary may require voting instructions to be submitted to the depositary as early as five business days before the date of meeting to be valid. Voting instructions may be given only in respect of a number of ADSs representing an integral number of deposited securities.

The depositary will endeavor, insofar as practicable and subject to the applicable law and Indian practice and provisions of the deposit agreement, our Articles of Association and the deposited securities, to vote or to have its agents vote the deposited securities as instructed. The depositary will not itself exercise any voting discretion. If the depositary receives valid voting instructions from a holder who fails to specify the manner in which the depositary is to vote the deposited securities represented by the ADSs, the depositary will deem such holder to have instructed the depositary to vote in favor of the items set forth in the voting instructions. If we requested the depositary to solicit instructions and the depositary does not receive voting instructions from a ADS holder by the required date, the ADS holder is deemed to have authorized and instructed it to give a discretionary proxy to a person designated by us to vote, unless we inform the depositary that:

•	we do not wish such discretionary proxy given;

•	substantial opposition exists; or

•	the rights of ADS holders will be adversely affected.

The depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the deposit agreement.

There can be no assurance that ADS holders will receive voting materials in time to instruct the depositary to vote and it is possible that ADS holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

ADS Record Dates

The depositary may fix record dates for the determination of the ADS holders who will be entitled:

•	to receive a distribution;

•	to give instructions for the exercise of voting rights at a meeting of holders of Ordinary Shares or other deposited securities;

•	to give or withhold consent solicited by us;

•	to receive notice of meeting or solicitation of consent or proxies; or

•	to exercise the rights of ADS holders with respect to changed number of shares represented by each ADS;

all subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADS holders any written reports or communications from us (including proxy soliciting materials) which are both received by the depositary, the custodian or their respective nominee as the holder of the deposited securities and made generally available to the holders of Ordinary Shares or other securities of the same class as those constituting deposited securities.

In addition, if we make any other written communications generally available to holders of Ordinary Shares or other securities of the same class as those constituting deposited securities, it will provide an English version to the depositary. The depositary will make such communications available to inspection by ADS holders and at our request and expense provide copies thereof to all ADS holders or make such communications available to them on a basis similar to that for holders of Ordinary Shares or other securities of the same class as those constituting deposited securities or on such other basis as we may advise according to applicable laws, rules and regulations.

Fees and Charges

An ADS holder or beneficial owner is required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs, delivery of deposited securities against surrender of ADSs, distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights and distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS issued or surrendered or held, as applicable

Distribution of cash dividends or other cash distributions	Up to US$0.02 per ADS held

Depositary services	Up to US$0.02 per ADS held on the last business day of each calendar year

An ADS holder or beneficial owner will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of shares or other deposited securities on the share register and applicable to transfers of Ordinary Shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the deposit agreement;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited securities.

The fees and charges an ADS holder may be required to pay may vary over time and may be changed by us and by the depositary. ADS holders will receive prior notice of increases in such fees and charges.

Payment of taxes

ADS holders and beneficial owners must pay any tax or other governmental charge payable by the custodian or by the depositary with respect to any ADR, deposited securities or ADSs. If an ADS holder or a beneficial owner owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any distributions made in respect of deposited securities or (ii) sell deposited securities and deduct the amount owing from the net proceeds of the sale. In either case, the ADS holder and the beneficial owner remain liable for any deficiency. In addition, the depositary may also refuse to issue, deliver, register the ADSs or withdraw deposited securities until full payment of the tax or charges owed is received. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property to pay the taxes and distribute any remaining net proceeds to the ADS holders entitled thereto.

ADS holders and beneficial owners agree to indemnify the depositary, us, the custodian, and any of their agents, officers, employees and affiliates for, and to hold each of them harmless from any claims and penalties with respect to taxes arising from any tax benefit obtained by such holder and/or beneficial owner.

Amendment and Supplementation

We may agree with the depositary to amend or supplement the deposit agreement and the ADRs without consent of ADS holders for any reason which we and the depositary may deem necessary or desirable. Any amendment or supplement that imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or that shall otherwise materially prejudice any substantial existing right of ADS holders shall only be effective upon 30 days’ notice being given to the ADS holders. If an ADS holder continues to hold an ADS or ADSs after being so notified, the ADS holder is deemed to agree to the amendment or supplement.

No amendment or supplement will impair the right of the ADS holders to surrender their ADSs and receive the underlying securities except to the extent necessary to comply with mandatory provisions of applicable law. If a governmental body adopts new laws, rules or regulations which require the deposit agreement to be amended or supplemented, we and the depositary may make the necessary amendments or supplements, which may become effective before notice is given to ADS holders.

Termination

The depositary shall, at our direction, terminate the deposit agreement by giving the ADS holders at least 30 days’ prior notice. The depositary may also terminate the deposit agreement by giving notice of termination to the ADS holders at least 30 days prior to the date fixed for such termination if (i) at least 30 days have passed since the depositary delivered to us a written notice of its election to resign or (ii) at least 90 days have passed since we delivered to the depositary a written notice of removal of the depositary, and in either case a successor depositary has not been appointed and accepted its appointment. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities (together with any dividends and other distributions or proceeds therefrom) to ADS holders who surrender their ADSs and (ii) to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the depositary may sell the deposited securities that remain and hold the net proceeds of the sales, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders who have not yet surrendered their ADSs. After making the sale, the depositary shall have no obligations except to account for the net proceeds of such sale and other cash. The depositary will not be required to invest the proceeds or pay interest on them.

Books of Depositary

The depositary or its agent will maintain a register for the registration of issuance, registration of transfer, combination and split-up of ADSs. These records are open for inspection by ADS holders at all reasonable times, but solely for the purpose of communicating with other ADS holders in the interest of business matters relating to the deposit agreement.

The depositary or its agent may close the transfer books at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at our reasonable request.

If any ADSs are listed on one or more stock exchanges or automated quotation systems in the United States, the depositary shall act as registrar or appoint a registrar or one or more co-registrars for registration of ADRs and transfers, combinations and split-ups, and to countersign the ADRs evidencing such ADSs (if applicable) in accordance with any requirements of such exchanges or systems. Such registrars or co-registrars may be removed and a substitute or substitutes appointed by the depositary.

Limitations on Obligations and Liability to ADS Holders

The deposit agreement expressly limits the obligations and liability of the depositary and our company. Neither we nor the depositary will be liable if:

•	any present or future law or regulation, or any present or future provision of the Articles of Association, or the provisions of or governing any deposited securities, or any act of God, war or other circumstances beyond its control shall prevent, forbid or delay any act required by the terms of the deposit agreement;

•	it exercises or fails to exercise discretion under the deposit agreement, our Articles of Association or the provisions of or governing deposited securities;

•	it takes or abstains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADS holder, any beneficial owner or its authorized representative, or any other person believed by it in good faith to be competent to give the advice or information;

•	any distribution, offering, right or other benefit which is available to holders of deposited securities may not, under the terms of the deposit agreement, be available to ADS holders or beneficial owners;

•	the damages for the breach of the deposit agreement are consequential or punitive; or

•	it performs its obligations without negligence or bad faith.

No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

The depositary, custodian, we and their agents are protected in acting upon any written notice or document believed by it to be genuine and to have been signed or presented by the proper party.

The depositary shall not be liable for:

•	any failure to determine that a distribution or action may be lawful or reasonably practicable;

•	the content of information submitted by us for distribution to ADS holders and any inaccurate translation thereof;

•	any investment risk associated with acquiring an interest in the deposited securities;

•	the validity or worth of the deposited securities and any tax consequences resulting from the ownership of ADSs, Ordinary Shares or deposited securities;

•	the creditworthiness of any third party;

•	allowing any rights to lapse upon the terms of the deposit agreement; or

•	the failure or timeliness of any notice from us.

Neither we nor the depositary nor any of their respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs which may involve it in expense (including fees and disbursements of counsel) or liability, unless indemnity satisfactory to it against all expense and liability are furnished as often as may be required.

The depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the deposit agreement.

The depositary and its agents may own and deal in any class of our securities and in the ADSs.

Compliance with Information Requests

The holders and beneficial owners of ADSs agree to comply with requests from us pursuant to the applicable law, rules and requirements of the stocks exchanges on which the Ordinary Shares or ADSs are, or will be, registered, traded or listed or our Articles of Association, to provide information as to:

•	the capacity in which the holders or beneficial owners own ADSs and Ordinary Shares, as the case may be;

•	the identity of any other person(s) interested in the ADSs; and

•	the nature of such interest and various other matters;

irrespective of whether or not they are holders and/or beneficial owners of ADSs at the time of such request.

Requirements for Depositary Actions

The depositary or the custodian may refuse to:

•	issue, deliver or register the transfer of an ADS or ADSs;

•	register a spilt-up or combination of ADSs;

•	deliver distributions on any ADSs; or

•	permit the withdrawal of deposited securities;

until the following conditions have been met:

•	the ADS holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the ADS holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the ADS holder has complied with such laws and regulations, and reasonable regulations the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares or the registration, transfer, split-up or combination of ADSs if the register for ADSs or any deposited securities is closed or if the depositary and we, in good faith, decide it necessary or advisable to do so.

Pre-Release of ADSs

The depositary may pre-release ADSs only if: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited, agrees to indicate the depositary as owner of the shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until they are delivered to the depositary, unconditionally guarantees to deliver the shares or ADSs to the depositary and agrees to any additional restrictions or requirements the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, U.S. government securities, or other collateral that the depositary deems appropriate and (iii) the depositary is able to close out the pre-release on not more than five business days’ notice. Each pre-release will be subject to such further indemnities and credit regulations as the depositary deems appropriate.

Normally, the number of pre-released ADSs will not constitute more than 30% of all ADSs outstanding at any given time. However, the depositary may change or disregard this limit from time to time as it deems appropriate.

The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received in conjunction with the foregoing. The depositary shall hold the collateral referred to above under clause (ii), but not the earnings thereon, for the benefit of the ADS holders.

Ownership Restrictions

The Company may restrict transfers of the shares where it might result in ownership of Ordinary Shares exceeding limits imposed by applicable law or our Articles of Association. Transfers of the ADSs may also be restricted by the Company if it may result in the total number of Ordinary Shares represented by the ADSs owned by a single holder or beneficial owner of ADSs to exceed any such limits.

The depositary may, at the instruction of the Company, impose restrictions on the transfer of ADSs, remove or limit voting rights or mandate the sale or disposition of the Ordinary Shares represented by the ADSs held by such ADS holder or beneficial owner in excess of such limitations, to the extent permitted by law and our Articles of Association.

RESTRICTIONS REGARDING FOREIGN INVESTMENT IN INDIA

General

Prior to June 1, 2000, foreign investment in Indian securities, including the acquisition, sale and transfer of securities of Indian companies, was regulated by the Foreign Exchange Regulation Act, 1973 and the notifications issued by the Reserve Bank of India, or RBI, thereunder.

With effect from June 1, 2000, foreign investment in Indian securities is regulated by the Foreign Exchange Management Act 1999, as amended from time to time, or FEMA, and the rules, regulations and notifications made under FEMA. A person resident outside India can transfer any security of an Indian company or any other security to an Indian resident only under the terms and conditions specified in FEMA and the rules and regulations made thereunder or as permitted by the RBI.

The RBI issued the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations 2000, or the Foreign Exchange Regulations, to regulate the issue of Indian securities including ADSs to persons resident outside India and the transfer of Indian securities by or to persons resident outside India. The Foreign Exchange Regulations provide that an Indian entity may issue securities to a person resident outside India or record in its books any transfer of security from or to such person only in the manner set forth in FEMA and the rules and regulations made thereunder or as permitted by the RBI.

Foreign Direct Investment

The Government of India, pursuant to its liberalization policy, set up the Foreign Investment Promotion Board, or FIPB, to regulate all foreign direct investment into India. Foreign Direct Investment, or FDI, means investment by way of subscription and/or purchase of securities of an Indian company by a non-resident investor. Regulatory approval is required for investment in some sectors, including housing, petroleum (other than refining), defense and strategic industries. Also, the following investments would require prior regulatory permission:

•	foreign investments, including a transfer of shares, in excess of foreign investment limits;

•	investments by an unincorporated entity;

•	investment in industries for which industrial licensing is compulsory; and

•	all proposals relating to transfer of control and/or ownership pursuant to amalgamation, merger or acquisition of an Indian company currently owned or controlled by resident Indian citizens and Indian companies, which are owned or controlled by resident Indian citizens to a non-resident entity, the activities of which company are not under the “automatic” route under existing Indian foreign investment policy.

Subject to certain exceptions, FDI and investment by non-resident Indians in Indian companies do not require the prior approval of the FIPB or the RBI. The Government of India has indicated that in all cases where FDI is allowed on an automatic basis without FIPB approval, the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, no approval of the RBI is required. In both cases, the prescribed applicable norms with respect to determining the price at which the shares may be issued by the Indian company to the non-resident investor would need to be complied with and a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

Pricing

Under the requirements of the Consolidated FDI Policy of 2014, or the FDI Policy, the price of shares of a listed Indian company issued to non-residents on an automatic basis cannot be less than the price worked out in accordance with the guidelines issued by the SEBI for the preferential allotment of shares where the shares of such company are listed.

Every Indian company issuing shares or convertible debentures in accordance with the Foreign Exchange Regulations is required to submit a report to the RBI within 30 days of receipt of the consideration and another report within 30 days from the date of issue of the shares to the non-resident purchaser.

The above description applies only to a primary issue of shares or convertible debentures by an Indian company.

Portfolio Investment by Foreign Portfolio Investors

The Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014, or the FPI Regulations, have replaced the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations and the regime for investments by qualified institutional investors.

The FPI Regulations came into effect on June 1, 2014. Under the FPI Regulations, a Foreign Institutional Investor, or FII, who holds a valid certificate of registration from SEBI shall be deemed to be a registered Foreign Portfolio Investor, or FPI until the expiry of the block of three years for which fees have been paid as per the FII Regulations. An FII shall not be eligible to invest as an FII after registering as an FPI under the FPI Regulations.

FPIs who are registered with the SEBI are required to comply with the provisions of the FPI Regulations. A registered FPI may buy, subject to the ownership restrictions discussed below, and sell freely securities issued by any Indian company, realize capital gains on investments made through the initial amount invested in India, subscribe to or renounce rights offerings for shares, appoint a domestic custodian for custody of investments made and repatriate the capital, capital gains, dividends, income received by way of interest and any compensation received towards sale or renunciation of rights offerings of shares. An FPI may not hold more than 10% of the total issued capital of a company in its own name. The total holding of all FPIs in a company is subject to a cap of 24% of the total paid-up capital of a company, which can be increased to the relevant industry sector cap/ceiling applicable to the particular company under the Foreign Direct Investment Regime, with the passing of a special resolution by the shareholders of a company in a general meeting and subject to prior intimation to the RBI. Pursuant to resolutions of the board of directors and special resolutions passed by our shareholders, the FII and FPI limits have been increased to 35% of the paid-up capital of Ordinary Shares and 75% of the paid-up capital of ‘A’ Ordinary Shares.

FPIs are permitted to purchase shares and convertible debentures, subject to limits, of an Indian company either through:

•	a public offer, where the price of the shares to be issued is not less than the price at which the shares are issued to Indian residents, or

•	a private placement, where the price of the shares to be issued is not less than the price according to the terms of the relevant guidelines or the guidelines issued by the former Controller of Capital Issues.

The FPI Regulations specify that the shares purchased by a single FPI or an investor group (which means the same set of ultimate beneficial person(s) investing through multiple entities) must be below 10% of the issued capital of a company. All existing investments by FIIs, qualified foreign investors, which are persons who have opened a dematerialized account with a qualified depository participant as a qualified foreign investor and sub-accounts thereof are grandfathered, thus, if an FPI already holds 10% of the issued capital of a company, it is not required to divest its existing holdings to comply with the stipulation to hold “below 10%”.

Under the FPI Regulations, Offshore Derivative Instruments, or ODIs, may be issued to only those entities that are regulated by an appropriate foreign regulatory authority. Furthermore, such ODIs may only be issued after compliance with applicable know-your-client norms. However, entities that are themselves unregulated but managed by a regulated entity will be eligible counterparties for ODIs under the FPI Regulations if such entities

(i) have previously entered into an ODI with an FII at any time prior to January 7, 2014, and (ii) are registered as a client of the FII. Hence, all outstanding ODI transactions and counterparties under the FII Regulations will be treated as permitted ODI transactions and counterparties under the FPI Regulations. SEBI issued a circular on November 24, 2014 aligning the applicable eligibility and investment norms between the FPI regime and subscription through the ODI regime. An FPI shall issue ODIs only to those subscribers who: (i) meet the eligibility criteria that are applicable to an FPI under the FPI Regulations and (ii) do not have “opaque structures”, as defined under the FPI Regulations. The investment restrictions applicable to FPIs under the FPI Regulations apply to subscribers of ODIs as well. Existing ODI positions which are not in accordance with the SEBI circular dated November 24, 2014 may continue until the ODI contract expires.

Investors in ADSs do not need to seek the specific approval from the Government of India to purchase, hold or dispose of their ADSs. Notwithstanding the foregoing, if an FII, non-resident Indian or overseas corporate body were to withdraw its equity shares from an ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership.

Registered FIIs are generally subject to tax under Section 115AD of the Income Tax Act of 1961. There is uncertainty under Indian law as to the tax regime applicable to FIIs that hold and trade in ADSs and Shares. See “Taxation—Taxation of Capital Gains and Losses—Indian Taxation”.

Portfolio Investment by Non-Resident Indians

A variety of methods for investing in shares of Indian companies are available to non-resident Indians. These methods allow non-resident Indians to make portfolio investments in shares and other securities of Indian companies on a basis not generally available to other foreign investors. In addition to portfolio investments in Indian companies, non-resident Indians may also make foreign direct investments in Indian companies pursuant to the FDI. See “—Foreign Direct Investment”.

Transfer of Shares and Convertible Debentures of an Indian Company by a Person Resident Outside India

The Government of India has granted general permission to persons residing outside India to transfer shares and convertible debentures held by them to an Indian resident, subject to compliance with certain terms and conditions and reporting requirements. A resident who wishes to purchase shares from a non-resident must, pursuant to the relevant notice requirements, file a declaration with an authorized dealer in the prescribed Form FC-TRS, together with the relevant documents and file an acknowledgment thereof with the Indian company to effect transfer of the shares to his name.

Moreover, the transfer of shares between an Indian resident and a non-resident (other than a non-resident Indian, or NRI) does not require the prior approval of the Government of India or RBI, provided that (i) the activities of the investee company are under the automatic route pursuant to the FDI Policy, and the transfer is not subject to regulations under the Takeover Code (ii) the non-resident shareholding complies with sector limits under the FDI Policy and (iii) the pricing is in accordance with the guidelines prescribed by the SEBI and RBI.

Indirect Foreign Investment

The FDI Policy, among other things, prescribes the guidelines for (i) the calculation of total indirect foreign investment in Indian companies, (ii) transfer of ownership or control of Indian companies in sectors with caps from resident Indian citizens to non-resident entities and (iii) guidelines on downstream investments by Indian companies. Pursuant to the Consolidated FDI Policy, for the purposes of computation of indirect foreign investment in an Indian company, foreign investments in its parent company, by FPI (holding as of March 31 of the relevant year), NRIs, ADSs, global depositary shares, foreign currency convertible bonds, FDI, convertible preference shares and convertible currency debentures are required to be taken together. The FDI Policy is reissued annually.

Issue of Securities Through the Depository Receipt Mechanism

Issue of securities through the depository receipt mechanism by Indian companies is governed by the Companies Act, 2013, the Companies (Issue of Global Depository Receipts) Rules, 2014 and the Depository Receipts Scheme, 2014, or the DR Scheme.

The Government of India notified the DR Scheme on October 21, 2014, which came into force on December 15, 2014. Consequently, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993, or the 1993 Scheme has been repealed except to the extent relating to foreign currency convertible bonds. The RBI has issued a circular on December 15, 2014 amending the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident outside India) Regulations, 2000 to bring it in line with the DR Scheme. The RBI also issued a circular on January 22, 2015 highlighting the salient features of the DR Scheme.

Under the DR Scheme, an Indian company, listed or unlisted, private or public, is permitted to issue securities, including equity shares, through the depository receipt mechanism if such company has not been specifically prohibited from accessing capital markets or dealing in securities. Permissible securities that may be issued by an Indian company through the depository receipt mechanism are “securities” as defined under the Securities Contracts (Regulation) Act, 1956, which includes, among other things, shares, bonds, derivatives, units of mutual funds and similar instruments issued by private companies, provided that such securities are in dematerialized form.

An Indian company may issue securities to a foreign depository for the purpose of issuing depository receipts through any mode permissible for the issue of such securities to other investors. The foreign depository may issue depository receipts by way of a public offering or private placement or in any other manner prevalent in the permissible jurisdiction. A “permissible jurisdiction” is defined as a foreign jurisdiction which is a member of the Financial Action Task Force on Money Laundering and whose securities regulator is a member of the International Organization of Securities Commissions.

Under the DR Scheme, securities may be issued through the depository receipt mechanism up to such a limit that the aggregate underlying securities issued to foreign depositories for issuance of depository receipts along with securities already held by persons resident outside India does not exceed the applicable foreign investment limits prescribed by regulations framed under the FEMA. The depository receipts and the underlying securities may be converted into each other subject to the applicable foreign investment limit. For our company, there is no investment limit.

Under the 1993 Scheme, the pricing of deposit receipts for listed companies could not have been less than the average of the weekly high and low closing prices of the related shares quoted on the relevant stock exchange during the two weeks preceding the relevant date. However, the DR Scheme provides that underlying securities shall not be issued to a foreign depository for issuance of depository receipts at a price which is less than the price applicable to a corresponding mode of issuance to domestic investors.

In terms of the DR Scheme, the foreign depository is entitled to exercise voting rights, if any, associated with the underlying securities whether pursuant to voting instructions from the holder of depository receipts or otherwise. Furthermore, a holder of depository receipts issued against underlying equity shares shall have the same obligations as if it is the holder of the equity shares if it has the right to issue voting instruction.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES,

‘A’ ORDINARY SHARES OR ADSS

We may issue rights to subscribe for our Ordinary Shares, ‘A’ Ordinary Shares or ADSs. Subject to applicable law, including requirements under the Indian Companies Act, these rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for our Ordinary Shares, ‘A’ Ordinary Shares and ADSs will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the record date;

•	the number of Ordinary Shares, ‘A’ Ordinary Shares or ADSs that may be purchased upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed Shares or ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

Under the Companies Act, a company proposing to increase its subscribed capital through an issue of further shares shall offer shares to shareholders in proportion, as nearly as circumstances admit, to paid-up share capital on those shares by sending a letter of offer. Furthermore, unless the articles of association of the company so provide, the offer shall be deemed to include a right exercisable by the person concerned to renounce the shares offered to him or any of them in favor of any other person.

DIVIDENDS AND DIVIDEND POLICY

Dividend Policy

Any dividend declared by our company is based on the profits available for distribution as reported in the unconsolidated statutory financial statements of TML India prepared in accordance with Indian GAAP. In addition, Indian law mandates that dividends be declared out of distributable profits only after the transfer of the portion of its profit for that fiscal year as TML India may consider appropriate to the reserves of the company. Based on the net income available for appropriation, dividends are recommended by the Board of Directors for approval by the shareholders at our annual general meeting. Furthermore, the Board of Directors may also pay an interim dividend at its discretion.

Since Fiscal 1956, we have had an uninterrupted dividend distribution except for Fiscal 2001 and 2002. Considering our financial performance, we declared dividends (excluding dividend tax) totaling Rs.6,485 million, Rs.12,807 million and Rs.12,742 million in Fiscal 2014, 2013 and 2012.

Our cash is located at various of our subsidiaries. There may be legal, contractual or economic restrictions on the ability of subsidiaries to transfer funds to us in the form of cash dividends, loans, or advances. Brazil, Russia, South Africa and other locations have regulatory restrictions, disincentives or costs on pooling or transferring of cash. However, such restrictions have not had and are not estimated to have significant impact on our ability to meet our cash obligations.

Certain debt issued at Jaguar Land Rover is subject to customary covenants and events of default which include, among other things, restrictions or limitations on the amount of cash which may be transferred outside the Jaguar Land Rover group of companies in the form of dividends, loans or investments. These are referred to as “restricted payments” in the relevant financing documentation. In general, the amount of cash which may be transferred outside the Jaguar Land Rover group is limited to 50% of its cumulative consolidated net income (as defined in the relevant documentation) from January 2011. As of December 31, 2014, the estimated amount that was available for dividend payments, other distributions and restricted payments outside the Jaguar Land Rover group of companies is approximately GBP2,319 million.

Dividends

The table below sets forth, for each of the fiscal years indicated, the per share amounts of dividends distributed by our company with respect to our Ordinary Shares and ‘A’ Ordinary Shares.

Year	‘A’ Ordinary Share (Rs. per ‘A’ Ordinary Share)	Ordinary Share (Rs. per Ordinary Share)
Fiscal 2014	2.10	2.00
Fiscal 2013	4.10	4.00
Fiscal 2012	20.50	20.00
Fiscal 2011	15.50	15.00
Fiscal 2010	6.50	6.00

The face value of the Shares was subdivided with effect from September 14, 2011. Post subdivision, Ordinary Shares and ‘A’ Ordinary Shares have each been subdivided from having par value of Rs.10 each into five shares having par value of Rs.2 each.

Dividends per Ordinary share and dividends per ‘A’ Ordinary Share, as given above in Fiscal 2010, 2011 and 2012, are before the subdivision of Ordinary Shares and ‘A’ Ordinary Shares and not comparable to subsequent years.

For a discussion of Indian withholding taxes applicable to the payment of distributions to holders of Ordinary Shares, ‘A’ Ordinary Shares and ADSs, see “Taxation—Taxation of Dividends—Indian Taxation”.

TAXATION

This section describes the material Indian stamp duty and income and service tax consequences to “non-residents” (as defined below) and the U.S. federal income tax consequences to “U.S. holders” (as defined below) of owning the Shares or ADSs and the material Indian tax consequences to “non-residents” of India (as defined below) of receiving, owning, and disposing of rights to acquire Shares or ADSs. This section does not address the U.S. federal income tax consequences of receiving, owning and disposing of rights to subscribe for Shares and ADSs. Such U.S. federal income tax consequences will be addressed in the applicable prospectus supplement. This section applies to you only if you hold your Shares, ADSs or rights to acquire Shares or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of our voting stock;

•	a person that holds Shares or ADSs as part of a straddle or a hedging or conversion transaction;

•	a person that purchases or sells Shares or ADSs as part of a wash sale for tax purposes; or

•	a U.S. holder whose functional currency is not the U.S. dollar.

With regard to U.S. tax, the following discussion addresses only the material U.S. federal income tax consequences for persons that are “U.S. holders”. You are a U.S. holder if you are a beneficial owner of the Shares or ADSs and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Colombia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

With regard to Indian tax, the following discussion addresses only the tax consequences for persons that are “non-residents” of India, as defined in the Indian Income Tax Act of 1961 as proposed by the Finance Bill of 2015 (the “Income Tax Act”) and is based on the provisions of Section 115AC and other applicable provisions of the Income Tax Act and the Depository Receipts Scheme, 2014, or the 2014 Scheme, which has replaced the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993 promulgated by the Government of India. However, unlike the 1993 Scheme, the 2014 Scheme does not contain specific provisions related to certain aspects of taxation in India of income earned from ADSs, such as the cost of acquisition and period of holding of shares after conversion of ADSs.

For purposes of the Income Tax Act, non-resident means a person who is not a “resident” of India. An individual is a resident of India during any fiscal year, if such person (i) is in India in that year for 182 days or more or (ii) was in India for 365 days or more during the four preceding years and is in India for 60 days or more in that year. A company is resident in India in any fiscal year if it is an Indian company or the control and management of its affairs is situated wholly in India in that year. A firm or other association of persons is resident in India except where the control and the management of its affairs are situated wholly outside India. As per the Finance Bill 2015, a company is said to be resident in India in any fiscal year if it is an Indian company or its “place of effective management”, at any time in that year, is in India. “Place of effective management” means a place where key management and commercial decisions that are necessary for the conduct of the business of an entity as a whole are, in substance made.

With regard to U.S. federal income tax, the following discussion is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect.

If an entity classified as a partnership for U.S. federal income tax purposes holds Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you hold Shares or ADSs as a partner in a partnership, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in our Shares or ADSs.

This discussion addresses only U.S. federal income taxation and Indian stamp duty and income and service taxation. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

This summary is not intended to constitute a complete analysis of the individual tax consequences for a non-resident of India for the acquisition, ownership and sale of ADSs, Shares and right to acquire ADSs or Shares.

The Indian tax implications set out below are subject to the changes proposed in the Finance Bill, 2015, which has recently been introduced and has not yet received approval from the Indian Parliament.

In the descriptions below relating to Indian taxation, references to “you” are to a person resident outside India, subscribing to ADSs.

Taxation of Dividends

Indian Taxation

Dividends paid to you will not be subject to Indian tax. However, we have to pay a “dividend distribution tax” currently at the effective tax rate of 19.995% (inclusive of applicable surcharge and cess) on the amount of dividend paid out. The Finance Bill, 2015, proposes to increase the surcharge from 10% to 12%. As a result, the revised effective tax applicable to distributions of dividends would become 20.36%.

If you are a non-resident of India, the distributions made to you of additional ADSs or Shares or rights to subscribe for Shares and ADSs with respect to ADSs or Shares should not be subject to Indian tax.

U.S. Federal Income Taxation

Under the U.S. federal income tax laws, and subject to the Passive Foreign Investment Company, or PFIC, rules described below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to Shares or ADSs is subject to U.S. federal income taxation. If you are a non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the Shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to Shares or ADSs will generally be qualified dividend income.

The dividend is taxable to you when you, in the case of Shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Indian rupee payments made, determined at the spot Indian rupee/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in your income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Shares or ADSs and thereafter as capital gain. However, we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, you should expect to generally treat distributions we make as dividends for U.S. federal income tax purposes.

Dividends that we pay with respect to Shares and ADSs will generally be income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit limitation allowable to you.

Indian Taxation of Rights

Issuance to a non-resident of India of rights to acquire Shares or ADSs is not subject to tax in the hands of the non-resident of India. Exercise of the rights to acquire Shares or ADSs by a non-resident of India of such rights is not subject to any Indian tax consequences. Further, there are no Indian tax consequences (including Indian stamp duty and Indian service tax consequences) to a non-resident of India upon the lapse of rights to acquire Shares or ADSs.

It is unclear as to whether capital gain derived from the sale of rights to acquire Shares and ADSs by a non-resident of India that is not entitled to exemption under a tax treaty to another non-resident of India outside India will be subject to Indian capital gains tax. If rights to acquire Shares and ADSs are deemed by the Indian tax authorities to be situated within India, considering situs is in India, the gains realized on the sale of rights will be subject to Indian taxation. These rights would generally be in the nature of short-term capital assets and would therefore be subject to Indian tax at variable rates with the maximum rate of 40% plus applicable rate of surcharge on income tax and cess at the applicable rate. The actual rate of tax on short-term capital gains depends on a number of factors, including the legal status of the non-resident of India and the type of income chargeable in India. Tax on capital gains would be deducted at source by the purchaser of rights to acquire Shares and ADSs in accordance with the relevant provisions of the Income Tax Act. For determining such capital gains derived from the sale of rights, the cost of acquisition of the rights to acquire Shares and ADSs shall be nil, i.e. $0.

Taxation of Capital Gains and Losses

Indian Taxation

Capital Gains: If you are a non-resident of India, any gain realized by you on the sale of ADSs to another non-resident will not be subject to Indian capital gains tax under Section 115AC and other applicable provisions of the Income Tax Act. However, it is unclear whether a capital gain realized by you on the sale of rights to subscribe for Share or ADSs to a non-resident may be subject to Indian capital gains tax.

Capital gains realized by you on the transfer of Shares (including Shares received in exchange of the ADSs), whether in India or outside India, to a non-resident of India or Indian resident, will be liable for income tax under the provisions of the Income Tax Act.

Shares (including Shares issuable on the exchange of the ADSs) held by you for a period of more than 12 months will be treated as long-term capital assets and the capital gains arising on the sale thereof will be treated as long-term capital gains. If the Shares are held by you for a period of 12 months or less, such Shares will be treated as short-term capital assets and the capital gains arising on the sale thereof are treated as short-term capital gains.

There is no specific provision in the Indian Income Tax Act pertaining to the determination of the cost of acquisition of Shares (including Shares issuable on the exchange of ADSs). Under the 1993 Scheme for the purpose of computing capital gains tax on the sale of the Shares, the cost of acquisition of Shares received in exchange for ADSs will be determined on the basis of the prevailing price of the Shares on the Indian stock exchanges as on the date on which the relevant depository gives notice to its custodian for the delivery of such Shares upon redemption of the ADSs.

Under the 1993 Scheme, the holding period (for purposes of determining the applicable Indian capital gains tax rate) in respect of Shares received in exchange for ADSs commences on the date of the advice of withdrawal of such Shares by the relevant depository to its custodian.

Gain realized by you on the sale of listed Shares held for more than 12 months will not be subject to Indian capital gains tax if the Securities Transaction Tax, or STT, has been paid on the transaction. The STT will be levied on and collected by an Indian stock exchange on which the Shares are sold at the rate of 0.025% to 0.1% depending upon the nature of the transaction. Gain realized on the sale of rights to acquire Shares or ADSs is not subject to any STT.

For the purpose of computing capital gains on the sale of the Shares or ADSs received upon exercise of right to acquire the Shares or ADSs, the cost of acquisition of such Shares or ADS shall be the price paid for acquiring the Shares or ADSs. A non-resident of India’s holding period (for purposes of determining Indian capital gains tax rate) in respect of Shares or ADSs received upon exercise of the rights commences on the date of allotment of such Shares or ADSs.

Any gain realized by you on the sale of listed Shares held for more than 12 months on which no STT has been paid will be subject to Indian capital gains tax at the rate of 10% plus applicable surcharge on income tax and education tax at the applicable rates.

Capital gains realized in respect of Shares held by you (calculated in the manner set forth above) for 12 months or less (short-term capital gain) on which STT is paid in the manner and rates set forth above, is subject to tax at the rate of 15% plus applicable surcharge on income tax and an education tax at the applicable rate. In the event that you do not pay STT, short-term capital gain will be subject to tax at variable rates with the maximum rate of 40% plus applicable rate of surcharge on income tax and education tax at the applicable rate. The actual rate of tax on short-term capital gains depends on a number of factors, including your legal status and the type of income chargeable in India.

Tax on capital gains is to be deducted at source by the person paying for the shares in accordance with the relevant provisions of the Income Tax Act.

Capital Losses: Section 115AC does not address capital losses arising on a transfer of Shares. In general terms, losses arising from a transfer of a capital asset in India may only be set off against capital gains and not against any other income. A short-term capital loss may be set off against a capital gain, whether short-term or long-term. However, long-term capital loss may only be set off against long-term capital gain and not against short-term capital gain. To the extent that the losses are not absorbed in the year of transfer you may carry it forward for a period of eight assessment years immediately succeeding the assessment year for which the loss was first determined and may set it off against the capital gains assessable for such subsequent assessment years. In order to set off capital losses in this manner, you would be required to file appropriate and timely tax returns in India. The long-term capital loss arising on a sale of Shares in respect of which STT is paid may not be available for set-off against any capital gains.

U.S. Federal Income Taxation

Generally, subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis, determined in U.S. dollars, in your Shares or ADSs. If you are a non-corporate U.S. holder, your capital gain is generally taxed at preferential rates where you have a holding period greater than one year in the applicable Shares or ADSs at the time of the sale or other disposition. If you are a U.S. holder, certain limitations exist on your ability to deduct capital losses for U.S. federal income tax purposes. Your gain or loss from the disposition or other sale of Shares or ADSs generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

As discussed under “—Taxation of Capital Gains and Losses—Indian Taxation”, above, if you are a U.S. holder, capital gains that you realize upon a sale or other disposition of Shares or ADSs may be subject to tax in India. If you are a U.S. holder, you may be entitled to a foreign tax credit under the U.S. federal income tax laws for Indian taxes paid upon a sale or other disposition of Shares or ADSs. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit in respect of any such taxes imposed.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income or (ii) at least 50% of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rent, annuities, and net gains from the sale or exchange of certain property. For purposes of these tests, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

We believe that your Shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, then unless you elect to be taxed annually on a mark-to-market basis with respect to your Shares or ADSs, gain realized on the sale or other disposition of Shares or ADSs would in general not be treated as capital gain. Instead, if you are a U.S. holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for Shares or ADSs, and you would be taxed at the highest U.S. federal income tax rate in effect for each such year to which the gain was allocated, together with an interest charged in respect of the tax attributable to each such year. With certain exceptions, your Shares or ADSs will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Shares or ADSs. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Information with Respect to Foreign Financial Assets

If you are non-corporate U.S. holder that owns “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in some circumstances, a higher threshold) you may be required to file an information report with respect to such assets with your U.S. federal income tax return. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. Non-corporate U.S. holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Shares or ADSs.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of Shares or ADSs effected at a United States office of a broker.

In addition, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

Payment of the proceeds from the sale of Shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Indian Tax Treaties

The provisions of the tax treaty entered into by India and your country of residence will be applicable to the extent they are more beneficial to you. The Government of India has introduced provisions relating to General Anti Avoidance Rules, or GAAR, under which certain arrangements could be declared to be an impermissible avoidance arrangement. The consequences of such arrangements include denial of a tax benefit or a benefit under a tax treaty. The Finance Bill, 2015 proposes to make the GAAR provisions applicable from the Government of India’s fiscal year 2017. The Finance Minister in his speech has indicated that the investments made through March 31, 2017 will not be subject to GAAR. Also, the Government of India has introduced a provision by which you would not be entitled to claim any relief under the tax treaty unless a tax residency certificate is obtained by you from the government of the country of which you are a resident. Furthermore, you shall be required to provide such other required information, as has been publicly stated by the Government of India.

Dividend income will not be subject to tax in India in your hands. If any Shares are held by you following withdrawal thereof from the depository bank under the deposit agreement, the provisions of a tax treaty, if any, entered into by India and the country of which you are a resident will be applicable to determine the taxation of any capital gain arising from a transfer of such shares.

Under the 1993 Scheme, during the period of fiduciary ownership of Shares in the hands of the depository, the provisions of the tax treaty entered into by India and the country of residence of the depository will be applicable to determine the taxation of any capital gains in respect of ADSs.

Indian Stamp Duty

Under Indian law, any transfer of ADSs will be exempt from liability to Indian stamp duty. If you, being a purchaser of the Shares, seeks to register such Shares on the share register of the Company you will be required to pay Indian stamp duty at the rate of Rs.0.25 for every Rs.100 or part thereof of the market value of such Shares. In order to register a transfer of the Shares in physical form with the Company, you may be required to present a stamped deed of transfer. An acquisition of Shares in physical form from the depository in exchange for ADSs representing such Shares will not render you liable to Indian stamp duty but the Company will be required to pay stamp duty at the applicable rate on the share certificate. However, since our Shares are compulsorily deliverable in dematerialized form (except for trades of up to 500 shares which may be delivered in physical form), no stamp duty is payable on the acquisition or transfer of Shares in dematerialized form.

Indian Service Tax

Brokerage or commission fees paid to stockbrokers in India in connection with the sale or purchase of the Shares are subject to an Indian service tax of 12% (plus a 3% education tax). A stockbroker is responsible for collecting such service tax at such rate and for paying the same to the relevant authority. The Indian service tax rate, inclusive of applicable education tax, has been proposed to be increased to 14%, effective from the date to be notified. The Finance Bill, 2015 proposed to increase the applicable service tax rate to 14% with effect from a date to be notified shortly. Also, the new Swachh Bharat cess is proposed to be imposed on all taxable services at the rate of 2% on the value of such services.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by us:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities will state the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. If underwriters are used in the sale of securities offered through this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us and the names of the underwriters and the terms of the transaction will be set forth in the accompanying prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. The underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. The underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In connection with sales to underwriters, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us. Any rights offering by us will need to be in compliance with applicable Indian laws, rules and regulations. Equity shares (directly or in the form of ADSs), where the rights offering involves standby underwriters, subscribed by the standby underwriters may be resold by them by one or more of the methods described above.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Maximum compensation to any underwriters, dealers or agents will not exceed any applicable limitations set out by the Financial Industry Regulatory Authority.

Delayed Delivery Contracts

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Derivative Transactions and Hedging

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment to our registration statement on Form F-3.

Indemnification

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

Market Making, Stabilization and Other Transactions

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

LEGAL MATTERS

We are being represented as to U.S. federal and New York State law matters by Sullivan & Cromwell. The validity of Ordinary Shares and ‘A’ Ordinary Shares will be passed upon for us by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference to the Company’s annual report on Form 20-F for the year ended March 31, 2014, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte Haskins & Sells LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the convenience translation of Indian rupee into U.S. dollar amounts and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness relating to certain ineffective controls in respect of one of the Company’s information technology systems). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as expert in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are a limited liability company incorporated in India. The majority of our directors and executive officers are residents of India and a substantial portion of our assets and the assets of these directors and executive officers is located in India. As a result, it may not be possible for you to effect service of process within the United States upon those persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against those persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. federal securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with public policy.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Code, provides that where a foreign judgment has been rendered by a superior court (within the meaning of the section) in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Code is applicable only to monetary decrees not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Code and not by proceedings in execution. Accordingly, as the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A, a judgment rendered by a court in the United States may not be enforced in India except by way of a suit filed upon the judgment.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. Generally, there are considerable delays in the disposition of suits by Indian courts.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI, under FEMA to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian rupees on the date of judgment and not on the date of payment.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Tata Motors Limited

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Rights to Subscribe for Ordinary Shares (including American Depositary Shares representing

Ordinary Shares)

‘A’ Ordinary Shares

Rights to Subscribe for ‘A’ Ordinary Shares

Part II

Information not required in Prospectus.

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to our Articles of Association, every director or director of managing agent, manager, secretary or other officer or employee of the Registrant is entitled to indemnification by the Registrant for all costs, losses and expenses (including travel expenses) which any such director or director of managing agent, manager, secretary or other officer or employee may incur by reason of any act done as director, officer or servant in the discharge of duty. Pursuant to exceptions permitted under Indian law, and in accordance with our Articles of Association, directors and managing director, member of the managing agent, manager, secretary, officer or employee of the Registrant shall be indemnified against any liability incurred by such person in defending any proceedings whether civil or criminal in which judgment is given in such person’s favor or in which he is acquitted, or in connection with an application made by a director, officer or accountant to the High Court of the relevant state for relief for reason that he or she has a reason to apprehend that any proceeding may be brought against him in respect of any negligence, default, breach of duty, malfeasance or breach of trust in which relief has been granted by such High Court.

ITEM 9. EXHIBITS

See Exhibit Index beginning on page 57 of this registration statement.

ITEM 10. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Tata Motors Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mumbai, India, on the 30th day of March, 2015.

TATA MOTORS LIMITED

By:	/s/ Hoshang K. Sethna
Name:	Hoshang K. Sethna
Title:	Company Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated, on March 30, 2015.

Signature		Title

By:	*	Chairman
Cyrus P. Mistry

By:	*	Director
Nusli N. Wadia

By:	*	Director
Ragunath A. Mashelkar

By:	*	Director
Nasser Munjee

By:	*	Director
Subodh Bhargava

By:	*	Director
Vinesh K. Jairath

By:	*	Director
Falguni S. Nayar

By:	*	Director
Ralph Speth

By:	*	Executive Director (Commercial Vehicles) (Principal Executive Officer)
Ravindra Pisharody

By:	*	Executive Director (Quality)
Satish B. Borwankar

By:	*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
C. Ramakrishnan

By:	*	Authorized Representative in the United States
Tata Incorporated

*By:	/s/ Hoshang K. Sethna	Attorney-in-Fact
Hoshang K. Sethna

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement[1]

3.1	Our Certificate of Incorporation[2]

3.2	Our Memorandum and Articles of Association[3]; Capital Clause as amended[4]

4.1	Amended and Restated Deposit Agreement, dated as of September 27, 2004, by and among Tata Motors Limited, Citibank, N.A. as Depositary and the holders and beneficial owners from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipt[5]; Form of Amendment No.1 thereto, dated as of December 16, 2009[4]

5.1	Opinion of Amarchand & Mangaldas & Suresh A Shroff & Co as to the validity of the Ordinary Shares and ‘A’ Ordinary Shares

7.1	Computation of Net Debt to Shareholders’ Equity Ratio[7]

10.1	Tata Brand Equity & Business Promotion Agreement, dated December 18, 1998, between Tata Sons Limited and Tata Engineering and Locomotive Company Limited (now Tata Motors Limited)[6]

14.1	The Tata Code of Conduct[6]

21.1	List of our Subsidiaries[7]

23.1	Consent of Deloitte Haskins & Sells LLP, independent registered public accounting firm

23.2	Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co. (included in Exhibit 5.1 above)

24.1	Power of Attorney of certain Directors and officers of Tata Motors Limited

24.2	Power of Attorney of Tata Motors Limited’s Authorized Representative in the United States

31.1	Certification of the Principal Executive Officer required by Rule 13a–14(a)[7]

31.2	Certification of the Principal Financial Officer required by Rule 13a–14(a)[7]

31.3	Certification of the Chief Executive Officer and Chief Financial Officer required by Rule 13a–14(b) and Section 1350 of Chapter 63 of Title 18 of the United States Code[7]

We have not included as exhibits certain instruments with respect to our long-term debt, the amount of debt authorized under each of which does not exceed 10% of our total assets, and we agree to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

[1]	To be filed as a post-effective amendment to this registration statement, a prospectus supplement or as an exhibit to a report filed under the Securities and Exchange Act of 1934 and incorporated herein by reference.
[2]	Incorporated by reference to our Annual Report on Form 20-F File No. 001-32294 filed on September 27, 2005.
[3]	Incorporated by reference to our Annual Report on Form 20-F File No. 001-32294 filed on September 30, 2008.
[4]	Incorporated by reference to our Annual Report on Form 20-F File No. 001-32294 filed on July 31, 2012.
[5]	Incorporated by reference to our Registration Statement on Form F-6 File No 333-140894 filed on February 26, 2007.
[6]	Incorporated by reference to our Registration Statement on Form 20-F File No. 001-32294 filed on September 15, 2004.
[7]	Incorporated by reference to our Annual Report on Form 20-F File No. 001-32294 filed on July 31, 2014.